UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF MICHIGAN

In re:

AURORA OIL & GAS CORPORATION,

Debtor.
______________________________/

Case No. DT 09-08254
Chapter 11
Hon. Scott W. Dales

In re:

HUDSON PIPELINE & PROCESSING CO., LLC,

Debtor.
______________________________/

Case No. DT 09-08255
Chapter 11

Jointly Administered

AGREED INTERIM ORDER (I) AUTHORIZING THE DEBTORS' USE OF CASH COLLATERAL PURSUANT TO 11 U.S.C. §§ 361 AND 363(c); (II) GRANTING REPLACEMENT LIENS, ADEQUATE PROTECTION AND ADMINISTRATIVE EXPENSE PRIORITY TO CERTAIN PREPETITION LENDERS; AND (III) SCHEDULING A FINAL HEARING PURSUANT TO BANKRUPTCY RULE 4001

PRESENT: **HONORABLE SCOTT W. DALES**
United States Bankruptcy Judge

Before the Court is the motion, dated July 13, 2009 (the "Motion"), of the above-referenced debtors, as debtors-in-possession (the "Debtors"), seeking this Court's authorization pursuant to sections 105, 361, 362 and 363 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 *et seq.* (the "Bankruptcy Code"), Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and Rule 4001-2 of this Court's Local Bankruptcy Rules ("LBR"), for the Debtors to (a) use the Prepetition Collateral (as hereinafter defined), including a limited use of cash collateral, as such term is defined in section 363 of the Bankruptcy Code ("Cash Collateral"), solely in accordance with the terms of this interim order (the "Interim Order"), and (b) provide adequate protection to the syndicate of prepetition senior secured lenders (in such capacities, the "Prepetition Senior Secured Lenders") for whom BNP

Paribas ("BNPP") is the administrative agent (in such capacity, the "First Lien Administrative Agent"), and the syndicate of prepetition second lien lenders (in such capacities, the "Prepetition Second Lien Lenders", and together with the Prepetition Senior Secured Lenders, the "Prepetition Lenders"), for whom Laminar Direct Capital, L.L.C. ("Laminar") is the administrative agent (in such capacity, the "Second Lien Administrative Agent", and together with the First Lien Administrative Agent, the "Administrative Agents"). An interim hearing (the "Interim Hearing") to consider the relief sought in the Motion was held by the Court on July 15, 2009. Notice of the Motion and the Interim Hearing was served by the Debtors via e-mail, facsimile, telephone, and/or hand delivery, as appropriate, to the Office of the U.S. Trustee, the 50 largest unsecured non-insider creditors of the Debtors on a consolidated basis, the Prepetition Lenders, the Administrative Agents, Northwestern Bank, all other known secured creditors, the Securities and Exchange Commission, the United States Attorney's Office for the Western District of Michigan, the United States Attorney General, and the Internal Revenue Service, which the Court finds is sufficient and appropriate under the circumstances and proper pursuant to Bankruptcy Rule 4001(b) and LBR 4001-3. The Court, having considered the affidavit of Sanford R. Edlein in support of the Motion, offers of proof, evidence adduced, and the statements of counsel at the Interim Hearing, and it appearing to the Court that granting the relief sought in the Motion on the terms and conditions contained herein is necessary and essential to enable the Debtors to preserve the value of the Debtors' business and assets, and after due deliberation and good cause having been shown, **HEREBY FINDS AND CONCLUDES:**

A. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. Consideration of the Motion constitutes

a "core-proceeding" as defined in 28 U.S.C. § 157(b)(2). Venue is appropriate in this district pursuant to 28 U.S.C. § 1409.

B. On July 12, 2009 (the "Petition Date"), Aurora Oil & Gas Corporation ("Aurora") and its affiliated debtor, Hudson Pipeline & Processing Co., L.L.C. ("HPPC"), each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

C. The Debtors remain in possession of their assets and continue to operate their affairs as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

D. No trustee or examiner has been appointed under section 1104 of the Bankruptcy Code, and no official committee of unsecured creditors has been appointed as of the date of this Interim Order.

E. The Debtors are engaged in the exploration and development of natural gas reserves in Michigan, Indiana, and Kentucky. Aurora is a Utah corporation headquartered in Traverse City, Michigan, and owns and holds approximately 96% of the membership interests in HPPC and is its controlling member. HPPC, a Michigan limited liability company, also headquartered in Traverse City, Michigan, provides natural gas transportation and processing services to Aurora.

F. Prior to the Petition Date but subsequent to August 20, 2007 (the "Merger Period"), Aurora had two additional subsidiary entities. Aurora previously owned and held 100% of the ownership interests in Aurora Energy, Ltd. ("Aurora Energy"), a Nevada corporation headquartered in Traverse City, Michigan. Aurora Energy, in turn, owned and held 100% of the membership interests in Aurora Antrim North, L.L.C. ("Aurora Antrim"), a Michigan limited liability company headquartered in Traverse City, Michigan. Aurora Antrim, in turn, then owned and held 93.6% of the membership interests in HPPC. Through a series of

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transactions during the Merger Period, Aurora Antrim merged into Aurora Energy and Aurora Energy was subsequently merged into Aurora, leaving Aurora as the direct parent company and HPPC as the sole direct subsidiary.

G. Aurora (in its capacity as the borrower), BNPP (in its capacity as the First Lien Administrative Agent for the Prepetition Senior Secured Lenders), and the Prepetition Senior Secured Lenders are parties to that certain Amended and Restated Credit Agreement dated as of August 20, 2007 (the "Prepetition Senior Loan Agreement"), providing for a prepetition revolving credit facility up to a maximum amount of $100,000,000.00 (the "Prepetition Senior Credit Facility").

H. Aurora (in its capacity as the borrower), Laminar (as successor to BNPP, and in its capacity as the Second Lien Administrative Agent for the Prepetition Second Lien Lenders[1]), and the Prepetition Second Lien Lenders are parties to that certain Second Lien Term Loan Agreement, dated as of August 20, 2007 (the "Prepetition Second Lien Credit Agreement"), providing for a prepetition term loan facility in the amount of $50,000,000.00 (the "Prepetition Second Lien Credit Facility", and together with the Prepetition Senior Credit Facility, the "Prepetition Credit Facilities").

I. Subject to paragraph 22 of this Interim Order, in connection with the Prepetition Senior Loan Agreement and the Prepetition Senior Credit Facility, as well as the Prepetition Second Lien Credit Agreement and Prepetition Second Lien Credit Facility, Aurora Antrim, prior to it being merged into Aurora, executed: (i) in favor of BNPP, as Administrative Agent, that certain Amended and Restated Mortgage dated as of August 20, 2007 (the "Prepetition

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[1] Notice of Laminar's appointment as successor administrative agent under the Prepetition Second Lien Credit Agreement was given to relevant parties on or around August 5, 2008. Nonetheless, for the sake of clarity, Laminar shall be referred to herein as the administrative agent for the Prepetition Second Lien Lenders under the Prepetition Second Lien Credit Agreement at all times, regardless of the date of actual appointment.

Aurora Antrim Mortgage"), under which it duly granted first priority mortgage liens and security interests in substantially all of its assets, including, *inter alia*, the Mortgaged Property (as defined in the Prepetition Aurora Antrim Mortgage) and properly transferred and assigned to BNPP all products, revenues and proceeds of Hydrocarbons (as defined in the Prepetition Senior Loan Agreement) of Aurora Antrim in order to secure the repayment of the indebtedness and performance of all other obligations (the "Prepetition Senior Secured Obligations") arising under and in connection with the Prepetition Senior Loan Documents (as defined herein below); and (ii) in favor of Laminar, as Second Lien Administrative Agent, that certain Second Lien Mortgage dated as of August 20, 2007 (the "Prepetition Aurora Antrim Second Lien Mortgage"), under which it duly granted second priority mortgage liens and security interests in substantially all of its assets, including, *inter alia*, the Mortgaged Property (as defined in the Prepetition Aurora Antrim Second Lien Mortgage) and properly transferred and assigned to Laminar all products, revenues and proceeds of Hydrocarbons (as defined in the Prepetition Second Lien Credit Agreement) of Aurora Antrim in order to secure the repayment of the indebtedness and performance of all other obligations (the "Prepetition Second Lien Secured Obligations") arising under and in connection with the Prepetition Second Lien Loan Documents (as defined herein below).

J. On or about August 20, 2007, Aurora, as borrower, and HPPC, along with other predecessors, including Aurora Energy and Aurora Antrim, as guarantors (collectively, the "Guarantors"), each executed that certain Amended and Restated Guaranty and Collateral Agreement (the "Prepetition Senior Guaranty") and certain Second Lien Guaranty and Collateral Agreement (the "Prepetition Second Lien Guaranty", and together with the Prepetition Senior Guaranty, the "Prepetition Guarantees"), pursuant to which the Guarantors (and their successors

and assigns) jointly and severally guaranteed the performance and repayment of the Prepetition Senior Secured Obligations and the Prepetition Second Lien Secured Obligations. Pursuant to the Prepetition Guarantees, the Guarantors' obligations arising under the Prepetition Guarantees are secured by first priority security interests (in the case of the Prepetition Senior Secured Lenders) and second priority security interests (in the case of the Prepetition Second Secured Lenders) in, *inter alia*, all of the Guarantors' right title and interests in and to: (i) all Pledged Securities[2] and all Pledged Notes (as such terms are defined in the Guarantees); (ii) all books and records pertaining to the Pledged Securities and the Pledged Notes; and (iii) all of the proceeds to any of the foregoing (collectively, the "Guaranty Collateral").

K. On or about October 3, 2008, BNPP notified Aurora that it was in default under a certain forbearance agreement, between Aurora and BNPP, as Administrative Agent on behalf of the Prepetition Senior Secured Lenders, dated June 2, 2008 (the "First Forbearance Agreement") and the Prepetition Senior Loan Agreement by virtue of failing to make certain payments and failing to meet certain financial covenants required thereunder. In order to provide the Debtors with additional time to cure or otherwise remedy its defaults under the Prepetition Senior Loan Documents and the obligations arising thereunder, Aurora and BNPP, as First Lien Administrative Agent on behalf of the Prepetition Senior Secured Lenders, entered into a further forbearance agreement on or about February 12, 2009 ("Second Forbearance Agreement", and together with the Prepetition Senior Loan Agreement, the Prepetition Aurora Antrim Mortgage, the First Forbearance Agreement, the Forbearance and Tolling Agreement (defined below), the Amended Forbearance and Tolling Agreement (defined below), and all other documents and instruments in connection with, or contemplated by, the Prepetition Senior Credit Facility are

[2] The term Pledged Securities includes, among other things, all dividends, cash, instruments, rights, and all other rights from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of

collectively referred to as the "Prepetition Senior Loan Documents"), pursuant to which Aurora granted to BNPP, as Administrative Agent on behalf of the Prepetition Senior Secured Lenders, first and prior liens on additional collateral and executed and delivered additional mortgages to secure the Prepetition Senior Secured Obligations.

L. On or about October 6, 2008, Laminar notified Aurora that Aurora was in default under a certain forbearance agreement, between Aurora and Laminar, as Second Lien Administrative Agent on behalf of the Prepetition Second Lien Secured Lenders, dated June 2, 2008 (as amended, the "(First) Second Lien Forbearance Agreement") and the Prepetition Second Lien Loan Agreement by virtue of failing to make certain required payments and failing to meet certain financial covenants required thereunder. In order to provide the Debtors with additional time to cure or otherwise remedy its defaults under the Prepetition Second Lien Loan Documents and the obligations arising thereunder, Aurora and Laminar, as Second Lien Administrative Agent on behalf of the Prepetition Second Lien Secured Lenders, entered into a further forbearance agreement on or about February 12, 2009 ("(Second) Second Lien Forbearance Agreement" and together with the Prepetition Second Lien Credit Agreement, the Prepetition Second Lien Guaranty, the Prepetition Aurora Antrim Second Lien Mortgage, the (First) Second Lien Forbearance Agreement, the Forbearance and Tolling Agreement (defined below), the Amended Forbearance and Tolling Agreement (defined below), and all other documents and instruments in connection with, or contemplated by, the Prepetition Second Lien Credit Facility are collectively referred to herein as the "Prepetition Second Lien Loan Documents", and together, the Prepetition Senior Loan Documents and the Prepetition Second Lien Loan Documents are referred to herein as the "Prepetition Loan Documents"), pursuant to which Aurora granted to Laminar, as Administrative Agent on behalf of the Prepetition Second

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such securities.

Lien Secured Lenders, second priority liens on additional collateral and executed and delivered additional mortgages to secure the Prepetition Second Lien Secured Obligations.

M. Pursuant to the Forbearance and Tolling Agreement (the "Forbearance and Tolling Agreement"), dated as of May 1, 2009, between the Debtors, the Administrative Agents, and the Prepetition Lenders, each of the Prepetition Lenders agreed to forbear both from accelerating any loans thereunder until and including June 15, 2009 (the "Forbearance Period") and from taking any other enforcement action under the operative loan documents at law, in equity, or otherwise, in each case as a result of any of the acknowledged defaults. The Forbearance and Tolling Agreement further provided that in the event the Debtors were to commence a voluntary bankruptcy case during the Forbearance Period, in order to preserve their right to assert that the additional collateral pledged to the Prepetition Lenders pursuant to the Second Forbearance Agreement and the (Second) Second Lien Forbearance Agreement were still potentially avoidable transfers (the "Additional Prepetition Collateral"), the Prepetition Lenders agreed, among other things, that the period of time in which such transfers would be potentially avoidable for purposes of section 547(b)(4)(A) of the Bankruptcy Code was extended to and including June 15, 2009. On June 15, 2009, the Debtors and the Lenders entered into that certain First Amended Forbearance and Tolling Agreement (the "Amended Forbearance and Tolling Agreement"), pursuant to which the Forbearance Period and the date for the potential avoidability of the Additional Prepetition Collateral were each extended to and including July 15, 2009.

N. Subject to paragraph 22 of this Interim Order, as of the Petition Date: (i) the Prepetition Loan Documents are valid, binding and enforceable agreements against the Debtors; (ii) BNPP's lien interests, as First Lien Administrative Agent on behalf of the Prepetition Senior

Secured Lenders, in the Mortgaged Property and the Guaranty Collateral, are properly perfected, first priority liens and security interests in such property; and (iii) Laminar's lien interests, as Second Lien Administrative Agent on behalf of the Prepetition Second Lien Lenders, in the Mortgaged Property and the Guaranty Collateral, are properly perfected, second priority liens and security interests in such property.

O. Subject to paragraph 22 of this Interim Order, as of the Petition Date: (i) the Debtors were justly and lawfully indebted and liable, without defense, counterclaim, or offset of any kind, to the Prepetition Senior Secured Lenders in the aggregate principal amount of $72,021,445.73, plus accrued and unpaid interest and costs and expenses including, without limitation, attorney's fees, agent's fees, other professional fees and disbursements and other obligations owing under the Prepetition Senior Loan Documents (collectively, the "Senior Indebtedness"); (ii) the Debtors were justly and lawfully indebted and liable, without defense, counterclaim, or offset of any kind, to the Prepetition Second Lien Secured Lenders in the aggregate principal and accrued and unpaid interest amount of $56,087,440.27, plus costs and expenses including, without limitation, attorney's fees, agent's fees, other professional fees and disbursements and other obligations owing under the Prepetition Second Lien Loan Documents (collectively, the "Subordinated Indebtedness," and together with the Senior Indebtedness, the "Indebtedness"); and (iii) the Indebtedness constitutes the legal, valid and binding obligations of the Debtors, enforceable in accordance with their terms, and that no portion of the Indebtedness or any amounts paid to the Prepetition Lenders or applied to the obligations owing under the Prepetition Loan Documents prior to the Petition Date is subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, defense or Claim (as such term is

defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

P. Subject to paragraph 22 of this Interim Order, pursuant to the Prepetition Senior Loan Documents, and all guarantees and agreements made in connection therewith, the Debtors have granted valid, binding, perfected, enforceable, first priority liens upon and security interests in the property described in the Prepetition Senior Loan Documents (collectively, the "Prepetition Senior Collateral") to the Administrative Agent for the benefit of the Prepetition Senior Secured Lenders.

Q. Subject to paragraph 22 of this Interim Order, pursuant to the Prepetition Second Lien Loan Documents, and all guarantees and agreements made in connection therewith, the Debtors have granted valid, binding, perfected, enforceable, second priority liens upon and security interests in the property described in the Prepetition Second Lien Loan Documents (collectively, the "Prepetition Subordinated Collateral," and, together with the Prepetition Senior Collateral, the "Prepetition Collateral") to the Second Lien Administrative Agent for the benefit of the Prepetition Second Lien Secured Lenders.

R. Subject to paragraph 22 of this Interim Order, the liens upon and security interests in the Prepetition Collateral, for the benefit of the Prepetition Lenders, are not subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, defense or Claim (as such term is defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

S. Subject to paragraph 22 of this Interim Order, all cash, securities or other property (and the proceeds therefrom) as of the Petition Date, including without limitation, all cash, securities or other property (and the proceeds therefrom) and other amounts on deposit or

maintained by the Debtors in any account, or accounts with the Prepetition Lenders (collectively, the "Depository Institutions"), were subject to valid, perfected, enforceable, liens under the Prepetition Loan Documents and applicable law, for the benefit of the Prepetition Lenders. All proceeds of the Prepetition Collateral (including cash on deposit at the Depository Institutions as of the Petition Date) are Cash Collateral of the Prepetition Lenders within the meaning of section 363(a) of the Bankruptcy Code.

T. Subject to paragraph 22 of this Interim Order, each Debtor hereby waives and releases any and all Claims (as such term is defined in the Bankruptcy Code), counterclaims, causes of action, defenses or setoff rights against each of the Prepetition Lenders, whether arising at law or in equity, including any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or Chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law.

U. The Prepetition Credit Facilities were established for the purpose of, among other things, providing Aurora with working capital for general corporate purposes, its exploration and production operations, in order to refinance existing debt, and for the acquisition and development of various oil, gas, and mineral properties.

V. The Prepetition Lenders are entitled, pursuant to sections 105, 361, 362, and 363(e) of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral, including any Cash Collateral, for any diminution in value of the Prepetition Collateral, including, without limitation, resulting from the use of Cash Collateral and the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code.

W. Neither the Administrative Agents nor the Prepetition Lenders are in control of the operations of the Debtors or acting as a "Responsible Person" or "Owner or Operator" with

respect to the operations or management of the Debtors (as such terms or any similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal or state statute) by virtue of the terms, conditions or protections prescribed in this Interim Order.

X. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and have an immediate need to obtain use of the Cash Collateral in order to permit, among other things, the preservation of the Debtors' businesses and assets and the orderly administration of their estates. Without such funds, the Debtors will be unable to pay necessary expenses. The ability of the Debtors to obtain liquidity through the use of the Cash Collateral is vital to the Debtors and their efforts to maximize the value of their assets. Absent entry of this Interim Order, the Debtors' estates will be immediately and irreparably harmed.

Y. The Debtors' use of the Prepetition Collateral, including the limited use of Cash Collateral as provided in the Budget (as hereinafter defined) during the Budget Period (as hereinafter defined), shall be solely upon the protections, terms and conditions provided for in this Interim Order.

Z. Good, adequate and sufficient cause has been shown to justify entry of this Interim Order. Among other things, granting the relief set forth in this Interim Order will permit the Debtors to meet their expenses and to maximize value for the benefit of creditors.

AA. The terms of this Interim Order were negotiated at arm's-length between the Debtors and the Administrative Agents, on behalf of the Prepetition Lenders, and are fair and equitable under the circumstances and enforceable pursuant to their terms. The Prepetition Lenders and the Debtors have acted in good faith (including, without limitation, as that term is used in the Bankruptcy Code and otherwise) in the negotiation and preparation of this Interim

Order, have been represented by counsel, and intend to be and are bound by the terms of this Interim Order.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED that:

1. The Motion is hereby granted in accordance with the terms of this Interim Order. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled. To the extent that any findings of fact may constitute conclusions of law, and vice versa, they are hereby deemed as such.

2. Subject to the terms and conditions of this Interim Order, the Court hereby authorizes the Debtors' use during the period (the "Budget Period") beginning with the Petition Date and ending on the Termination Date (as defined below in paragraph 14) of the Cash Collateral solely and exclusively for the disbursements set forth in the budget, which is attached as Exhibit A hereto (as such budget may be modified from time to time by the Debtors upon prior written consent of the Administrative Agent as set forth below in this paragraph, the "Budget"), and for no other purposes. The expenditures authorized in the Budget shall be adhered to on a line-by-line basis, on a cumulative basis during the Budget Period (*i.e.*, unused amounts may carry forward to successive weeks on a line-by-line basis), with no carry-over surplus to any other line item(s) or to a subsequent budget period, if any, except to the extent agreed to in writing as set forth below in this paragraph; provided, however, that with respect to each line-item in the Budget, the Debtors may use Cash Collateral in excess of that set forth in the Budget for that particular line-item so long as the percentage deviation ("Permitted Deviation") for all line-items during such week shall not exceed ten (10%) percent, in the aggregate, of the amount set forth in the Budget for all line-items. The Administrative Agents

may, in their sole discretion, agree in writing to the use of Cash Collateral: (i) in a manner or amount which does not conform to the Budget (other than Permitted Deviations) (each such use of Cash Collateral, a "Non-Conforming Use"); or (ii) for any period following the Expiration Date (as such term is defined below) (each such period, a "Subsequent Budget Period") pursuant to one or more budgets (each such budget, a "Subsequent Budget") acceptable to the Administrative Agents. If such written consent is given, the Debtors shall be authorized pursuant to this Interim Order to expend Cash Collateral for any such Non-Conforming Use or any such Subsequent Budget Period in accordance with a Subsequent Budget without further Court approval, and the Prepetition Lenders shall be entitled to all of the protections specified in this Interim Order for any such use of Cash Collateral. The Debtors shall provide notice of any Non-Conforming Use, or Subsequent Budget Period and Subsequent Budget to the Office of the U.S. Trustee.

3. The Debtors shall maintain their existing bank accounts ("Existing Accounts") in accordance with any orders of the Court applicable to such matters. Except as permitted in the Budget, the Debtors will not: (i) transfer the Cash Collateral from any Debtor to any other party, including another Debtor or a non-Debtor affiliate; or (ii) without the Administrative Agents' prior written consents, close any Existing Accounts, the Cash Collateral accounts, or establish any new bank accounts into which Cash Collateral or proceeds of the Prepetition Collateral or the Collateral (as defined below) will be deposited. The Debtors further agree that they will, within five (5) business days following entry of this Interim Order and thereafter on the third business day following the end of each week during the term of this Interim Order, identify to the Administrative Agents the names, addresses and numbers of the Existing Accounts and all other current accounts, and furnish to the Administrative Agents an accounting of all monies deposited

in, withdrawn from and the balances in such account, with a copy to the Office of the U.S. Trustee.

4. In addition to all the existing security interests and liens granted to or for the benefit of the Prepetition Lenders in and with respect to the Prepetition Collateral, as adequate protection for, and to secure payment of an amount equal to the Collateral Diminution (as defined below), the Debtors hereby grant to the Administrative Agents for the benefit of the Prepetition Lenders:

(a) a security interest in and lien on (the "Adequate Protection Liens") all Prepetition Collateral and all other of the Debtors' now-owned and hereafter-acquired real and personal property, assets and rights, of any kind or nature, wherever located, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise (other than causes of action arising under the Bankruptcy Code, including, all of the Debtors' rights in and claims and causes of action under sections 541, 542, 544, 545, 547, 548, 549, 550, 551, 522(b), and 553 of the Bankruptcy Code (all such actions, the "Avoidance Actions")), which Adequate Protection Liens, subject to entry of a final order (the "Final Order") on the Motion, shall have recourse to the proceeds or property recovered in respect of any Avoidance Actions (all of such property referred to in this paragraph 4(a), the "Collateral"), senior to any other security interests or liens, subject only to (i) valid, perfected and enforceable Prepetition liens (if any) which are either senior to the Prepetition Lenders' liens or security interests as of the Petition Date or were existing prior to the Petition Date on assets that do not constitute the Prepetition Collateral; (ii) following the occurrence of the Termination Date, the payment of allowed by order of the Court (y) professional fees and disbursements incurred by the Debtors and any official committee of unsecured creditors appointed in the Cases (the "Committee") and (z) any disbursements (other than attorneys' or other professional fees) of any member of the Committee, and in the case of (y) and (z) hereof, only to the extent all such fees or disbursements do not exceed in an aggregate amount of $150,000.00 if incurred after the Termination Date and in the aggregate amount of $500,000.00 if accrued and unpaid as of the Termination Date, and (iii) the payment of United States Trustee Fees, pursuant to 28 U.S.C. § 1930 ("United States Trustee's Fees") (the items identified in (ii) and (iii) are referred to as, collectively, the "Carve-Out").

(b) an allowed administrative claim with priority over all other administrative claims in the Cases (subject only to the Carve-Out), including all claims of the kind specified under sections 503(b) and 507(b) of the Bankruptcy Code (the "Adequate Protection Claims"), which administrative claim shall have recourse to and be payable from all prepetition and post-petition property of the Debtors including, without limitation, the proceeds or property recovered in respect of any Avoidance Actions, subject to entry of the Final Order.

5. The Adequate Protection Liens for the benefit of the Prepetition Second Lien Secured Lenders shall be subordinate to the Adequate Protection Liens for the benefit of the Prepetition Senior Secured Lenders on the same basis as the prepetition liens and security interests for the benefit of the Prepetition Second Lien Lenders are subordinate to the prepetition liens and security interests for the benefit of the Prepetition Senior Lenders under the Intercreditor Agreement dated as of August 20, 2007 among Aurora, BNPP, as Administrative Agent, and Laminar, as Second Lien Administrative Agent (the "Intercreditor Agreement").

6. The Adequate Protection Claims for the benefit of the Second Lien Lenders shall be subordinate to the Adequate Protection Claims for the benefit of the Senior Lien Lenders on the same basis as the prepetition liens and security interests for the benefit of the Prepetition Second Lien Lenders are subordinate to the prepetition liens and security interests for the benefit of the Prepetition Senior Lenders under the Intercreditor.

7. For purposes of this Interim Order, the term "Collateral Diminution" shall mean an amount equal to the actual diminution of the value of any of the Prepetition Collateral, as the case may be, upon which any of the Prepetition Lenders have valid, perfected, enforceable and non-avoidable liens or security interests from and after the Petition Date for any reason including, without limitation, depreciation, sale, loss or use of such Prepetition Collateral, including Cash Collateral, whether in accordance with the terms and conditions of this Interim Order or otherwise. Cash payments from the proceeds of the Prepetition Collateral made to the Administrative Agent pursuant to paragraphs 8 and 9 of this Interim Order shall not constitute Collateral Diminution.

8. As additional adequate protection, the Debtors shall pay indefeasibly in cash to the First Lien Administrative Agent, for the benefit of the Prepetition Senior Secured Lenders, in

permanent reduction of the outstanding principal balance of the Indebtedness in accordance with the application of payments provisions of the Prepetition Senior Loan Documents, all proceeds from a sale, lease or other disposition of the Collateral (other than Ordinary Course Proceeds), after deducting the necessary direct costs of the Debtors in connection therewith which are reasonably acceptable to the First Lien Administrative Agent. If there is a dispute concerning whether an expense constitutes a necessary direct cost, the amount of such expense shall nevertheless be paid to the First Lien Administrative Agent, and the Debtors reserve the right to seek a Court order directing reimbursement of such amount. Such proceeds: (i) will be paid directly to the First Lien Administrative Agent; or (ii) if received by the Debtors, will be paid by the Debtors to the First Lien Administrative Agent on the same business day as received by the Debtors or as soon as reasonably practicable thereafter.

9. As additional adequate protection, subject to section 506(b) of the Bankruptcy Code, the Debtors shall pay in cash: (i) immediately upon the entry of this Interim Order, the reasonable and documented professional fees and expenses (including, but not limited to, the fees and disbursements of counsel, third-party consultants, including financial consultants) incurred by the Administrative Agents; and (ii) on a current basis, the reasonable professional fees and expenses (including, but not limited to, the fees and disbursements of counsel, third-party consultants, including financial consultants, and auditors) incurred by the Administrative Agents arising subsequent to the Petition Date. The payment of the fees, expenses and disbursements set forth in this paragraph 9 of the Interim Order (including professional fees and expenses of Munsch Hardt Kopf & Harr, P.C., FTI Consulting, Inc., H. J. Gruy & Associates, Bracewell & Giuliani LLP, Ancell Energy Consulting, Inc., and any other professionals or advisors retained by or on behalf of the Administrative Agents) shall be made within ten (10)

business days after the receipt by the Debtors and the U.S. Trustee (the "Review Period") of invoices thereof (the "Invoiced Fees") (subject in all respects to applicable privilege or work product doctrines) and without the necessity of filing formal fee applications, including such amounts arising before and after the Petition Date; provided, however, that the Debtors and the U.S. Trustee may preserve their right to dispute the payment of any portion of the Invoiced Fees (the "Disputed Invoiced Fees") if, within the Review Period: (y) the Debtors pay in full the Invoiced Fees, including the Disputed Invoiced Fees; and (z) the Debtors or the U.S. Trustee files with the Court a motion or other pleading, on at least ten (10) days prior written notice to the Administrative Agents of any hearing on such motion or other pleading, setting forth the specific objections to the Disputed Invoiced Fees.

10. Except to the extent of the Carve-Out, as provided in paragraph 4(a) above, and pursuant to any debtor-in-possession financing that may be provided to the Debtors by one or more of the Prepetition Lenders following notice and a hearing with respect to such financing, the Adequate Protection Liens and Adequate Protection Claims granted to the Administrative Agents and the Prepetition Lenders pursuant to paragraph 4 of this Interim Order shall not be subordinated to or made *pari passu* with any lien, security interest or administrative claim under section 364 of the Bankruptcy Code or otherwise.

11. So long as a Termination Event or an event which with the giving of notice or lapse of time or both would constitute a Termination Event shall not have occurred: (i) the Debtors shall be permitted to pay administrative expenses allowed and payable under sections 328, 330 and 331 of the Bankruptcy Code, as the same may be due and payable (prior to such Termination Event or such event) and in such amount and manner as provided for in the Budget; and (ii) such payments shall not be applied to reduce the Carve-Out. Notwithstanding anything

herein to the contrary, no portion of the Carve-Out or any Cash Collateral shall be used for professional fees and expenses incurred for any litigation or threatened litigation against any of the Prepetition Lenders or for the purpose of challenging the validity, extent or priority of any claim, lien or security interest held or asserted by the Prepetition Lenders or asserting any defense, claim, counterclaim, or offset with respect to the Indebtedness or the security interests or liens held by the Prepetition Lenders in the Collateral; provided, however, subject to the entry of the Final Order, that an aggregate of $35,000 from the Carve-Out and the Cash Collateral, to the extent already provided for in the Budget, may be used to pay professional fees and expenses of a Committee to investigate the claims and liens of the Prepetition Lenders.

12. Without the necessity of the filing of financing statements, mortgages or other documents, this Interim Order shall be sufficient evidence of the Prepetition Lenders' perfected security interests and liens granted in the Collateral pursuant to this Interim Order. Notwithstanding the foregoing, the Debtors are authorized and directed to execute such documents including, without limitation, mortgages, pledges and Uniform Commercial Code financing statements and to use Cash Collateral to pay such costs and expenses as may be reasonably requested by the Administrative Agents to provide further evidence of the perfection of the Prepetition Lenders' security interests and liens in the Collateral as provided for herein. All such documents shall be deemed to have been recorded and filed as of the Petition Date.

13. The Debtors agree to furnish to the Administrative Agents in form and substance reasonably satisfactory to the Administrative Agents, weekly reports of receipts, disbursements and a reconciliation of actual expenditures and disbursements with those set forth in the Budget, on a line-by-line basis showing any variance to the proposed corresponding line item of the Budget (the "Budget Reconciliation"). Such Budget Reconciliation shall be provided to the

Administrative Agents so as actually to be received within three (3) business days following the end of each prior week. As additional adequate protection, the Debtors shall provide to the Administrative Agents other reports and information concerning certain key metrics such as cash-on-hand, inventory and receivables, with the form and the timing of delivery of such reports to be agreed upon by the Debtors and the Administrative Agents. The Debtors shall also provide to the Administrative Agents, within 48 hours of a request being made, such other reports and information as the Administrative Agents may reasonably request. The Administrative Agents and their representatives shall have the right upon reasonable prior notice, during ordinary business hours, access to the Debtors' premises, management and financial advisors and the right to inspect and copy the Debtors' books and records. Such right to inspect the Debtors' books and records shall include the right of the Administrative Agents and their representatives to have access to all records and files of the Debtors pertaining to the Prepetition Collateral.

14. The Debtors' use of the Prepetition Collateral under this Interim Order (including, without limitation, the Cash Collateral) shall terminate (subject to any applicable notice or demand requirements as set forth below) on the earliest to occur of (each such occurrence being hereinafter referred to as a "Termination Event"): (i) the Final Order approving the Debtors' use of the Cash Collateral not having been entered by August 15, 2009 (the "Expiration Date"), which Expiration Date may be extended for a Subsequent Budget Period with the prior written consent of the Administrative Agents, in their sole discretion, without further order of the Court following the Debtors' providing written notice of the extension of the Expiration Date to the U.S. Trustee, counsel to the Committee (if any), and the Prepetition Lenders; (ii) the dismissal of the Cases or the conversion of the Cases to cases under Chapter 7 of the Bankruptcy Code; (iii) the entry by this Court of an order granting relief from the automatic stay imposed by section

362 of the Bankruptcy Code to any entity other than the Administrative Agents or the Prepetition Lenders with respect to the Prepetition Collateral or the Collateral without the written consent of the Administrative Agents, which consent may be withheld in their sole discretion; (iv) the appointment or election of a trustee, examiner with expanded powers or any other representative with expanded powers; (v) the occurrence of the effective date or consummation date of a plan of reorganization for the Debtors; (vi) the failure by the Debtors to make any payment required pursuant to this Interim Order when due within three business days after a demand therefor has been made upon the Debtors; (vii) the failure by the Debtors to deliver to the Administrative Agents any of the documents or other information required to be delivered pursuant to this Interim Order when due within three business days after a demand therefor has been made upon the Debtors, or any such documents or other information shall contain a material misrepresentation; (viii) failure to adhere to the Budget or a Subsequent Budget except with respect to Permitted Deviations or Non-Conforming Uses; (ix) the failure by the Debtors to observe or perform any of the material terms or material provisions contained herein that is not cured within three business days after a written notice by the Administrative Agents of such failure has been received by the Debtors; (x) the entry of an order of this Court approving the terms of any debtor-in-possession financing for any of the Debtors that is provided by a lender other than one or more of the Prepetition Lenders; (xi) the failure by the Debtors to continue to retain a chief restructuring officer (subject to Court approval) acceptable to the Administrative Agents; or (xii) the entry of an order of this Court reversing, staying, vacating or otherwise modifying in any material respect the terms of this Interim Order. On and after the occurrence of a Termination Event, the Debtors shall immediately cease using Cash Collateral (in each case,

Page 21 of 28

the "Termination Date"). All notices set forth in this paragraph 14 shall be provided to the Debtors, the Administrative Agents, any Committee, and the U.S. Trustee.

15. Nothing contained in this Interim Order or otherwise shall constitute nor be deemed to constitute, directly or indirectly, by implication or otherwise, a waiver by the Prepetition Lenders of their right to assert that the Debtors are obligated under Prepetition Loan Documents to pay: (i) the default interest rates specified therein; (ii) interest on interest; or (iii) any fees, costs and other charges specified therein.

16. Other than with respect to the Carve-Out nothing contained in this Interim Order shall be deemed to be a consent by the Prepetition Lenders to any charge, lien, assessment or claim against the Collateral under section 506(c) of the Bankruptcy Code or otherwise. The Pre-Petition Lenders reserve the right to assert at the Final Hearing (as defined below) on the Motion that, other than with respect to the Carve-Out, no costs or expenses chargeable or alleged to be chargeable against the Collateral under section 506(c) of the Bankruptcy Code shall be incurred in these proceedings without the Administrative Agents' prior written consent.

17. The Debtors are authorized and directed to perform all acts and to make, execute and deliver any and all instruments as may be reasonably necessary to implement the terms and conditions of this Interim Order and the transactions contemplated hereby. The stay of section 362 of the Bankruptcy Code is hereby modified to permit the parties to accomplish the transactions contemplated by this Interim Order.

18. The provisions of this Interim Order shall be binding upon any trustee appointed during these Cases or upon a conversion to Cases under Chapter 7 of the Bankruptcy Code, and any actions taken pursuant hereto shall survive entry of any order which may be entered converting the Cases to Chapter 7 cases, or dismissing the Cases, or any order which may be

Page 22 of 28

entered confirming or consummating any plan(s) of reorganization, and the terms and provision of this Interim Order, as well as the priorities in payment, liens, and security interests granted pursuant to this Interim Order shall continue notwithstanding any conversion of these cases to Chapter 7 cases under the Bankruptcy Code or dismissal of these cases.

19. With respect to any approval or disapproval of expenditures set forth in the Budget including, without limitation, any Permitted Deviation or Non-Conforming Use, the Administrative Agents and the other Prepetition Lenders shall not: (i) be deemed to be in "control" of the operations of the Debtors; (ii) owe any fiduciary duty to the Debtors, their respective creditors, shareholders or estates; and (iii) be deemed to be acting as a "Responsible Person" or "Owner" or "Operator" with respect to the operation or management of the Debtors (as such terms or any similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any similar federal or state statute).

20. The terms of this Interim Order shall be valid and binding upon the Debtors, all creditors of the Debtors and all other parties in interest, including all successors and assigns, from and after the entry of this Interim Order by this Court. In the event this Court stays, modifies or vacates any of the provisions of this Interim Order following any further hearing, such modifications, stays or vacatur shall not affect the rights and priorities of the Prepetition Lenders granted pursuant to this Interim Order.

21. Notwithstanding any such stay, modification or vacatur, any indebtedness, obligation or liability incurred by the Debtors pursuant to this Interim Order arising prior to the Administrative Agents' receipt of notice of the effective date of such stay, modification or vacatur shall be governed in all respects by the original provision of this Interim Order, and the Prepetition Lenders shall continue to be entitled to all of the rights, remedies, privileges and

benefits, including any payments authorized herein and the security interests and liens granted herein, with respect to all such indebtedness, obligation or liability, and the validity of any payments made or obligations owed or credit extended or lien or security interest granted pursuant to this Interim Order is and shall remain subject to the protection afforded under the Bankruptcy Court.

22. The Court's findings contained in paragraphs I, N, O, P, Q, R, S, and T of this Interim Order: (i) shall be binding upon the Debtors for all purposes except with respect to the Additional Prepetition Collateral; and (ii) shall be binding upon all other parties in interest, including any Committee, for all purposes unless (y) a party (subject in all respects to any agreement or applicable law which may limit or affect such entities right or ability to do so) has properly filed an adversary proceeding or contested matter by no later than the date that is sixty (60) days from the date of entry of this Interim Order (or, in the case of a Committee, sixty (60) days from the appointment of the Committee) challenging the amount, validity, enforceability, priority or extent of the Indebtedness or the Prepetition Lenders' security interests in and liens upon the Prepetition Collateral or otherwise asserts any claims or causes of action against the Prepetition Lenders on behalf of the Debtors' estates, and (z) the Court rules in favor of the plaintiff in any such timely and properly filed adversary proceeding or contested matter. If no such adversary proceeding or contested matter is properly filed as of such dates or the Court does not rule in favor of the plaintiff in any such proceeding: (a) the Court's findings contained in paragraphs I, N, O, P, Q, R, S, and T of this Interim Order shall be binding on all parties in interest, including any Committee; (b) the obligations of the Debtors under the Prepetition Loan Documents shall constitute allowed claims for all purposes in these Cases, and any subsequent Chapter 7 case(s); (c) the Prepetition Lenders' security interests in and liens upon the Prepetition

Collateral shall be deemed to have been, as of Petition Date, legal, valid, binding, perfected, first priority (in the case of the Prepetition Senior Secured Lenders) and second priority (in the case of the Prepetition Second Lien Lenders) security interests and liens, not subject to recharacterization, subordination or otherwise avoidable; and (d) the Indebtedness and the Prepetition Lenders' security interests and liens on the Prepetition Collateral shall not be subject to any other or further challenge by any Committee or any other party in interest seeking to exercise the rights of the Debtors' estates, including, without limitation, any successor thereto. If any such adversary proceeding or contested matter is properly filed as of such dates, the Court's findings and the stipulations contained in paragraphs I, N, O, P, Q, R, S, and T of this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) except to the extent that such admissions and releases were expressly challenged in such adversary proceeding or contested matter. Nothing contained in this Interim Order shall be deemed to grant or deny standing to the Committee or any other party to commence any such adversary proceeding or contested matter.

23. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable *nunc pro tunc* to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 6004(h), 6006(d), 7062, or 9014 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

24. In order to facilitate the processing of claims, to ease the burden upon the Court and to reduce an unnecessary expense to the Debtors' estates, the Administrative Agents are each authorized to file in the Debtors' lead chapter 11 case (Aurora Oil and Gas Corporation, Case

Number 09-08254) a single, master proof of claim on behalf of the Prepetition Senior Secured Lenders (in the case of the Administrative Agent) and on behalf of the Prepetition Second Lien Lenders (in the case of the Second Lien Administrative Agent) on account of any and all of their respective claims arising under the Prepetition Loan Documents and hereunder (each a "Master Proof of Claim") against each of the Debtors. Upon the filing of a Master Proof of Claim against the Debtors, the Administrative Agents and each Prepetition Lender, and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in the amount set forth therein in respect of its claims against the Debtors of any type or nature whatsoever with respect to the Prepetition Loan Documents, and the claim of each Prepetition Lender (and each of their respective successors and assigns), named in such Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of these Cases. The Administrative Agents shall not be required to amend any Master Proof of Claim to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims.

25. The provisions of paragraph 24 of this Interim Order and the Master Proof of Claim are intended solely for the purpose of administrative convenience and shall not affect the right of each Prepetition Lender (or their successors in interest) to vote separately on any plan of reorganization proposed in these Cases. The Administrative Agents shall not be required to file with the Master Proof of Claim any instruments, agreements or other documents evidencing the obligations owing by the Debtors to the Prepetition Senior Secured Lenders, which instruments, agreements or other documents will be provided upon written request to counsel for the Administrative Agents.

Page 26 of 28

26. Subject to paragraph 22, this Interim Order shall constitute proof of the amount and nature of each of the Prepetition Lenders' claims (as set forth herein) in these cases and the Prepetition Lenders may, but shall not be obligated to, amend, or supplement this proof by filing proofs of claim in these cases.

27. Notwithstanding any provision in this Interim Order, this Interim Order is without prejudice to the rights of parties in interests to challenge whether or not property is property of the Debtors' estates.

28. The final hearing (the "Final Hearing") on the Motion is scheduled for August 5, 2009 at 1:30 p.m. before this Court, at which the Court will consider the entry of the Final Order.

29. The Debtors shall promptly mail (i) copies of this Interim Order to the parties having been given notice of the Interim Hearing and to any other party which has filed a request for notices with this Court; and (ii) notice of the entry of this Interim Order, including parties' rights under paragraph 22 hereof, to all known creditors and equity holders of the Debtors. Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections, which objections shall be served so as to be received by no later than 3:00 p.m. prevailing Eastern time on July 31, 2009, upon: (i) (a) Cahill Gordon & Reindel LLP, Eighty Pine Street, New York, New York 10005 (Attn: Joel H. Levitin, Esq., and Richard A. Stieglitz Jr., Esq.) and (b) Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street NW, Grand Rapids, Michigan 49503 (Attn: Stephen B. Grow, Esq.), co-attorneys for the Debtors; (ii) (a) Munsch Hardt Kopf & Harr, P.C., 3800 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201 (Attn: Russell L. Munsch, Esq., and Kevin M. Lippman, Esq.) and (b) Lambert, Leser, Isackson, Cook & Giunta, P.C., 916 Washington Ave., Suite 309, Bay City, Michigan 48708 (Attn: Rozanne M. Giunta, Esq.), co-attorneys for the First Lien Administrative Agent; (iii)

Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 (Attn: Trey Wood, Esq.), attorneys for the Second Lien Administrative Agent; and (iv) the Office of the U.S. Trustee for the Western District of Michigan, 125 Ottawa Street, Suite 200R, Grand Rapids, Michigan 49503.

END OF ORDER

IT IS SO ORDERED.

Scott W. Dales
United States Bankruptcy Judge

Dated: July 17, 2009

Aurora Oil and Gas Corporation
13 week cash flow projection
As of July 10, 2009

Week No.	1	2	3	4	5	6	1-6
Week starting on	07/06/09	07/13/09	07/20/09	07/27/09	08/03/09	08/10/09	Total
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	
Initial non-restricted cash balance	**3,148,085**	**2,341,346**	**1,959,820**	**1,667,808**	**1,556,212**	**1,549,622**	**3,148,085**
Sources of Cash							
Operations	195,176	6,590	-	410,569	173,041	6,288	791,665
Gas price hedge	-	-	-	-	-	-	-
Other	63,746	10,000	-	12,000	-	10,000	95,746
Total Receipts	**258,922**	**16,590**	-	**422,569**	**173,041**	**16,288**	**887,411**
Disbursements							
Operations	51,418	144,740	152,638	257,376	40,541	98,446	745,158
CapEx	1,600	436	50,436	42,953	1,509	1,509	98,444
SG&A	214,399	3,470	8,938	184,627	72,581	94,348	578,362
Lenders fees	-	-	-	-	-	-	-
Debt Service	237,740	96,974	-	-	-	-	334,714
Restructuring fees	444,504	-	55,000	49,210	40,000	290,000	878,714
Changes in working capital	116,000	75,000	25,000	-	25,000	25,000	266,000
Royalties and Other	-	77,497	-	-	-	-	77,497
Total Disbursements	**1,065,661**	**398,116**	**292,012**	**534,165**	**179,631**	**509,303**	**2,978,889**
Net use of cash	**(806,739)**	**(381,526)**	**(292,012)**	**(111,595)**	**(6,590)**	**(493,015)**	**(2,091,478)**
Ending non-restricted cash balance	**2,341,346**	**1,959,820**	**1,667,808**	**1,556,212**	**1,549,622**	**1,056,607**	**1,056,607**
Check	-	-	-	-	-	-	
Subsidiaries' activity	(82,720)	(83,927)	(83,927)	308,101	(84,990)	(84,990)	(112,453)
Subsidiaries							
HPPC @ 96%	1,787,742	1,703,815	1,619,887	1,927,988	1,842,998	1,758,008	1758008.37
Other subsidiaries	67,865	67,865	67,865	67,865	67,865	67,865	67864.54
Ending cash balance with subsidiaries	**4,196,952**	**3,731,499**	**3,355,559**	**3,552,065**	**3,460,485**	**2,882,480**	**2,882,480**
Restricted cash	659,317	659,317	659,317	659,317	659,317	659,317	**659,317**
Ending cash balance including restricted	**4,856,269**	**4,390,816**	**4,014,877**	**4,211,382**	**4,119,802**	**3,541,797**	**3,541,797**

Aurora Oil and Gas Corporation
13 week cash flow projection
Detail Schedule

Week No.	1	2	3	4	5	6	1-6
Week starting on	07/06/09	07/13/09	07/20/09	07/27/09	08/03/09	08/10/09	Total
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	
Operated							
Receipts	-	-	-	212,050	-	-	212,050
LOE	51,418	43,865	-	257,376	40,541	-	393,200
Royalties & Others	-	77,497	-	-	-	-	77,497
CapEx	1,600	436	436	10,436	1,509	1,509	15,927
Net	(53,018)	(121,798)	(436)	(55,762)	(42,050)	(1,509)	(274,573)
Non - Operated							
Atlas	-	-	-	-	-	-	-
Other Receipts	195,176	6,590	-	198,520	173,041	6,288	579,616
LOE	-	100,874	152,638	-	-	98,446	351,958
CapEx	-	-	50,000	32,517	-	-	82,517
Net	195,176	(94,284)	(202,638)	166,003	173,041	(92,158)	145,140
HPPC	-	-	-	-	-	-	
Other	63,746	10,000	-	12,000	-	10,000	95,746
Net	**205,904**	**(206,082)**	**(203,074)**	**122,241**	**130,991**	**(83,667)**	**(33,687)**
SG&A (detail of main categories)							
Payroll /severance / bonuses	181,229	-	-	72,183	-	72,195	325,606
Directors Fees and Expenses	9,845	-	-	5,155	41,250	3,750	60,000
Legal Services	13,734	-	-	29,266	-	-	43,000
Other Consulting	7,158	-	-	1,643	7,200	7,200	23,200
Office mortgage	-	-	-	-	13,969	-	13,969
Insurance	-	-	-	55,950	-	-	55,950
Office utilities, property taxes	1,000	3,470	3,470	12,880	2,428	2,428	25,677
Audit, public co, membership and Other	1,434	-	5,468	7,550	7,734	8,775	30,961
Total	214,399	3,470	8,938	184,627	72,581	94,348	578,362
Restructuring Expenditures							
1st lien support	-	-	-	-	-	190,000	190,000
2nd Lien support	-	-	-	-	-	60,000	60,000
Legal Services - Company	350,000	-	-	-	-	-	350,000
Court Fees - US Trustee	-	-	-	-	-	-	-
Court Fees - Creditor's Committee	-	-	-	-	-	-	-
Financial Advisor / CRO	87,714	-	55,000	40,000	40,000	40,000	262,714
Other	-	-	-	-	-	-	-
Claims/Notice agent services	-	-	-	-	-	-	-
Beachwalk	6,790	-	-	9,210	-	-	16,000
Total	444,504	-	55,000	49,210	40,000	290,000	878,714
CapEx (detail of relevant projects)							
Operated							
OFP	1,600	436	436	436	1,509	1,509	5,927
Drilling and Plugging	-	-	-	10,000	-	-	10,000
Other	-	-	-	-	-	-	-
Total	1,600	436	436	10,436	1,509	1,509	15,927
Non - Operated							
Samson Resources	-	-	50,000	-	-	-	50,000
Other (GeoPetra, et al)	-	-	-	32,517	-	-	32,517
Miscellaneous	-	-	-	-	-	-	-
Total	-	-	50,000	32,517	-	-	82,517